Exhibit 5.1

March 14, 2013

The Board of Directors

Viacom Inc.

1515 Broadway

New York, New York 10036

Viacom Inc.

$300,000,000 3.250% Senior Notes due 2023

$250,000,000 4.875% Senior Debentures due 2043

Ladies and Gentlemen:

We have acted as counsel to Viacom Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $300,000,000 aggregate principal amount of the Company’s 3.250% Senior Notes due 2023 (the “Senior Notes”) and $250,000,000 aggregate principal amount of the Company’s 4.875% Senior Debentures due 2043 (the “Senior Debentures” and, together with the Senior Notes, the “Securities”) pursuant to the Underwriting Agreement, dated March 11, 2013 (the “Underwriting Agreement”), among the Company and the Underwriters named therein. The Securities are to be issued as separate series from each other under an indenture, dated as of April 12, 2006 (the “Base Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by a first supplemental indenture, dated as of April 12, 2006 (the “First Supplemental Indenture”), as further supplemented by a second supplemental indenture, dated as of June 16, 2006 (the “Second Supplemental Indenture”), as further supplemented by a third supplemental indenture, dated as of December 13, 2006 (the “Third Supplemental Indenture”), as further supplemented by a fourth supplemental indenture, dated as of October 5, 2007 (the “Fourth Supplemental Indenture”), as further supplemented by a fifth supplemental indenture, dated as of August 26, 2009 (the “Fifth Supplemental Indenture”), as further supplemented by a sixth supplemental indenture, dated as of September 29, 2009 (the “Sixth Supplemental Indenture”), as further supplemented by a seventh supplemental indenture, dated as of February 22, 2011 (the “Seventh Supplemental Indenture”), as further supplemented by an eighth supplemental indenture, dated as of March 31, 2011 (the “Eighth Supplemental Indenture”), as further supplemented by a ninth supplemental indenture, dated as of December

12, 2011 (the “Ninth Supplemental Indenture”), as further supplemented by a tenth supplemental indenture, dated as of February 28, 2012 (the “Tenth Supplemental Indenture”), as further supplemented by an eleventh supplemental indenture, dated as of June 14, 2012 (the “Eleventh Supplemental Indenture”), as further supplemented by a twelfth supplemental indenture, dated as of November 26, 2012 (the “Twelfth Supplemental Indenture”), as further supplemented by a thirteenth supplemental indenture, dated as of December 4, 2012 (the “Thirteenth Supplemental Indenture”), as further supplemented by a fourteenth supplemental indenture, dated as of December 17, 2012 (the “Fourteenth Supplemental Indenture”) and as further supplemented by a fifteenth supplemental indenture, dated as of March 14, 2013 (the “Fifteenth Supplemental Indenture,” and together with the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture, the Eleventh Supplemental Indenture, the Twelfth Supplemental Indenture, the Thirteenth Supplemental Indenture, the Fourteenth Supplemental Indenture and the Base Indenture, the “Indenture”).

In that connection, we have reviewed originals or copies of the following documents:

(a) The Underwriting Agreement.

(b) The Indenture.

(c) Specimens of the Securities.

The documents described in the foregoing clauses (a) through (c) are collectively referred to herein as the “Opinion Documents.”

In our review of the Opinion Documents and other documents, we have assumed:

(a) The genuineness of all signatures.

(b) The authenticity of the originals of the documents submitted to us.

(c) The conformity to authentic originals of any documents submitted to us as copies.

(d) As to matters of fact, the truthfulness of the representations made in the Underwriting Agreement and the other Opinion Documents and in certificates of public officials and officers of the Company.

(e) That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

(f) That the execution, delivery and performance by the Company of the Opinion Documents to which it is a party do not:

(A) except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

(B) result in any conflict with or breach of any agreement or document binding on it of which any addressee hereof has knowledge, has received notice or has reason to know.

(g) Except with respect to Generally Applicable Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or (to the extent the same is required under any agreement or document binding on it of which an addressee has knowledge, has received notice or has reason to know) any other third party is required for the due execution, delivery or performance by the Company of any Opinion Document to which it is a party or, if any such authorization, approval, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents, and for purposes of our assumption paragraphs (f) and (g) above and our opinion below, the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that the Securities have been duly authorized and executed by the Company and, when authenticated by the Trustee in accordance with the Indenture and delivered and paid for as provided in the Underwriting Agreement, the Securities will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

Our opinion expressed above is subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

Our opinion is limited to Generally Applicable Law, and we do not express any opinion herein concerning any other law.

This opinion letter is rendered to you in connection with the transactions contemplated by the Opinion Documents.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3ASR (File No. 333-184770) filed by the Company to effect the registration of the Securities under the Securities Act of 1933, as amended (the “Securities Act”) and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

STG/CK/ML/AV

LLJ

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